Exhibit 99.1

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
PLANS TO SELL SENIOR NOTES

Hamilton, Bermuda, September 7, 2009 – Central European Media Enterprises Ltd. (NASDAQ and Prague Stock Exchange: CETV) announced today that it plans to make a private placement of fixed rate senior  notes in the aggregate principal amount of approximately Euro 150 million (approximately US$ 214.2 million). The Company expects to commence the offering shortly. The Company expects to apply the net proceeds from the offering of the senior notes (i) to repay the Euro 127.5 million (approximately US$ 182 million) principal amount outstanding under the Company’s loan agreements with the European Bank for Reconstruction and Development (EBRD) (and to cancel the EBRD loan agreements and release the security interests in favor of EBRD) and (ii) to repurchase and cancel a portion of the Company’s 8.25% Senior Notes due 2012 or repay other outstanding indebtedness with the remainder of the net proceeds.. The notes will be senior secured obligations of the Company. The senior notes will not be registered under the US Securities Act of 1933 and may not be offered or sold in the US or to US persons absent registration or an applicable exemption from registration requirements.

In relation to the United Kingdom, notes may not be offered or sold except in accordance with all applicable requirements of the Financial Services and Markets Act 2000 (“FSMA”) and regulations passed under FSMA, or pursuant to an applicable exemption.  In addition, the notes may not be offered in the United Kingdom or any other member state of the European Economic Area except in circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the EU Prospectus Directive (2003/71/EC).

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Contact:

Romana Tomasova Vice President of Corporate Communications Central European Media Enterprises Krizenenckeho nam. 1078/5 152 00 Praha 5 Czech Republic +420 242 465 525